Exhibit 99

Monmouth Real Estate Investment Corporation

BELL WORKS

101 CRAWFORDS CORNER ROAD

SUITE 1405

HOLMDEL, NEW JERSEY 07733

A Public REIT Since 1968

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INTERNET:	OFFICE:	EMAIL:
www.mreic.reit	(732) 577-9996	mreic@mreic.com

FOR IMMEDIATE RELEASE
July 1, 2020
Contact: Becky Coleridge
732-577-9996

MONMOUTH REAL ESTATE DECLARES

COMMON AND PREFERRED DIVIDENDS

HOLMDEL, NJ, July 1, 2020…...On July 1, 2020, the Board of Directors of Monmouth Real Estate Investment Corporation (NYSE:MNR) declared its quarterly cash dividend on the Company’s Common Stock of $0.17 per share payable September 15, 2020, to shareholders of record at the close of business on August 17, 2020. The Company’s annual dividend rate on its Common Stock is $0.68 per share.

Also on July 1, 2020, the Board of Directors declared a dividend for the period June 1, 2020 through August 31, 2020, of $0.3828125 per share on the Company’s 6.125% Series C Cumulative Redeemable Preferred Stock payable September 15, 2020 to shareholders of record as of the close of business on August 17, 2020. Series C preferred share dividends are cumulative and payable quarterly at an annual rate of $1.53125.

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants.  Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 118 properties containing a total of approximately 23.3 million rentable square feet, geographically diversified across 31 states.

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